EXHIBIT 10.25

INVESTORS’ RIGHTS AGREEMENT

This INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) dated March 25, 2013, is entered into by and among Heat Biologics, Inc., a Delaware corporation (the “Company”), each holder of the Company’s Series B Preferred Stock (as defined below) (the “Purchasers”), each holder of the Company’s Series 1 Preferred Stock (as defined below) (the “Series 1 Preferred Holders”), each holder of the Company’s Series A Preferred Stock (as defined below) (the “Series A Preferred Holders”, and collectively with the Series 1 Preferred Holders, the “Series 1 and Series A Preferred Holders”). The Purchasers and the Series 1 and Series A Preferred Holders are collectively sometimes referred to herein as the “Preferred Stockholders.” This Agreement will become effective of the Initial Closing (as defined therein) of that certain Series B Preferred Stock Purchase Agreement dated of even date herewith (the “Purchase Agreement”) by and among the Company and the Purchasers. Capitalized terms used but not defined herein have the meanings ascribed to them in the Purchase Agreement.

RECITALS

A. The Company and the Purchasers are parties to that certain Series B Preferred Stock Purchase Agreement dated the date hereof (the “Purchase Agreement”) pursuant to which the Company has agreed to sell, and the Purchasers have agreed to purchase, shares of Series B-1 Preferred Stock, par value $ 0.0001 per share (the “Series B-1 Preferred”), and shares of Series B-2 Preferred Stock, par value $ 0.0001 per share (the “Series B-2 Preferred” together with the Series B-1 Preferred, the “Series B Preferred Stock”), of the Company.

B. The Company’s and the Purchasers’ respective obligations under the Purchase Agreement are conditioned upon the execution and delivery of this Agreement.

C. In connection with the purchase by the Purchasers of the Series B Preferred Stock pursuant to the Purchase Agreement, the Company desires to grant to the Purchasers certain information rights, registration rights and purchase rights with respect to the stock of the Company held by them.

D. The Company and the Series 1 and Series A Preferred Holders are currently party to an Amended and Restated Stockholders’ Agreement dated May 18, 2010 (the “Stockholders’ Agreement”) with respect to shares of Series 1 Preferred Stock, par value $0.0001 per share (the “Series 1 Preferred Stock”) and Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock” and collectively, with the Series 1 Preferred Stock and the Series B Preferred Stock, the “Preferred Stock”), held by the Series 1 and Series A Preferred Holders, and the Series 1 and Series A Preferred Holders desire to terminate the Stockholders’ Agreement and to accept the rights created pursuant to this Agreement in lieu of the similar rights granted to them under the Stockholders’ Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and respective covenants and agreements set forth in this Agreement and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

ARTICLE I.

INFORMATION RIGHTS

Section 1.1

Financial Information to Purchasers. Unless this Agreement is terminated in accordance with the provisions of Section 1.3 hereof, for so long as a Purchaser continues to be a Holder, the Company shall:

(a) Annual Reports. Furnish to each Purchaser, as soon as available, but in any event within 120 calendar days after the end of each fiscal year of the Company, audited consolidated financial statements, including a consolidated balance sheet as of the end of such fiscal year, a consolidated statement of income and a consolidated statement of cash flows for such year, in each case setting forth in comparative form the figures from the Company’s previous fiscal year, all prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied and audited by a nationally recognized independent certified public accounting firm selected by the Board of Directors of the Company (the “Board”), which firm is approved by the Purchasers (acting by written consent of the Purchasers holding a majority of the Series B Preferred Stock then outstanding (a “Majority in Interest of the Series B Preferred Holders”)). Audited financial statements shall also be accompanied by a narrative discussion in writing comparing the results of operations of the current fiscal year and the previous fiscal year, which discussion shall be prepared by the Company’s management.

(b) Quarterly Reports. Furnish to each Purchaser, as soon as available, but in any event within 60 calendar days after the end of each fiscal quarter of the Company (except the last quarter of the Company’s fiscal year) the following:

(i) unaudited consolidated financial statements, including a consolidated balance sheet as of the end of such fiscal quarter, a consolidated statement of income and a consolidated statement of cash flows for such quarter and the current fiscal year to date, in each case setting forth in comparative form the figures from the corresponding periods of the previous fiscal year and the Company’s projected financial statements for the current fiscal year and showing deviations from the Company’s budget, such financial statements to be prepared in accordance with GAAP consistently applied (with the exception of footnotes), and to be accompanied by a certification of the principal financial or accounting officer of the Company as to the conformity of the financial statements with this Section 1.1(b)(i) and a narrative discussion in writing prepared by the Company’s management comparing the results of operations of the current fiscal quarter and the fiscal quarter from the previous fiscal year; and

(ii) a statement, certified by the principal financial or accounting officer as being true, complete and correct, showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the number of shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of stock options issued and available for issuance at the end of the period, all in sufficient detail to permit each Purchaser to calculate its percentage equity ownership in the Company.

(c) Consolidated and Consolidating Statements. If for any period the Company shall have any Subsidiary (as hereinafter defined) whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to Section 1.1(a), (b) and (c) shall be consolidated and consolidating financial statements of the Company and all such consolidated Subsidiaries. For purposes of this Agreement, the term “Subsidiary” means, with respect to any Person: (a) any corporation of which more than 50% of the total voting power of all classes of the equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors is owned by such Person directly or through one or more other Subsidiaries of such Person and (b) any Person other than a corporation of which at least a majority of the equity interests (however designated) entitled (without regard to the occurrence of any contingency) to vote in the election of the governing body, partners, managers or others that will control the management of such entity is owned by such Person directly or through one or more other Subsidiaries of such Person.

(d) Business Plan and Operating Budget. Furnish to each Purchaser, as soon as practicable, but in any event within ten calendar days after adoption by the Board and no later than ten calendar days prior to the commencement of each fiscal year of the Company, an annual business plan and operating budget (collectively, the “Business Plan”) approved by the Board and, to the extent required pursuant to the Restated Certificate (as hereafter defined), the Purchasers (acting by written consent of a Majority in Interest of the Series B Preferred Holders) for the next immediate fiscal year, which shall include a projection of income and projected cash flow statement for each fiscal quarter in such fiscal year and a projected balance sheet as of the end of each fiscal quarter in such fiscal year. The Company will also furnish to such Purchaser, within a reasonable time after its preparation, any amendment to such previously delivered annual Business Plan (which amendments shall require the written consent of a Majority in Interest of the Series B Preferred Holders).

(e) Commencement of Legal Proceedings. Furnish to each Purchaser notice of the commencement of any legal proceedings against the Company, promptly upon commencement.

(f) Material Adverse Change. Furnish to each Purchaser notice of any material adverse change in the business of the Company within ten calendar days following the Company’s becoming aware of such change.

(g) Document Delivery. Promptly furnish to such Purchaser, copies of any document relating to the affairs of the Company that has been delivered to any other stockholder of, or lender to, the Company or broadly to the financial community and copies of all management letters from accountants and all documents prepared by or for the Company as to compliance, defaults, material adverse changes, material litigation, disputes or similar matters.

(h) Requests from Purchasers. Furnish to each Purchaser, promptly upon request, such other information relating to the financial condition, business, prospects, litigation, regulatory or governmental matters or corporate affairs of the Company that such Purchaser may from time to time reasonably request.

Section 1.2

Board Observation Rights. In the event the Purchasers elect not to designate a nominee for election to the Board as permitted under the Restated Certificate, the Company shall permit a representative of the Purchasers (the “Observer”) to attend all meetings of the Board (whether in person, telephonic or other) in a non-voting, observer capacity and shall provide to the Observer, concurrently with the members of the Board, and in the same manner notice of such meeting (or, in the case of any action to be taken by the Board by written consent, a copy of such written consent prior to execution thereof) and a copy of all materials provided to such members.

Section 1.3

Termination of Certain Rights. The Company’s obligations under this ARTICLE I shall terminate immediately prior to the closing of the Company’s firm commitment underwritten Qualified Public Offering (as defined below) pursuant to a Registration Statement (as defined in Section 2.1 below) under the Securities Act of 1933, as amended (the “Securities Act”) or at such time that the Company first becomes subject to the periodic reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

ARTICLE II.

REGISTRATION RIGHTS

Section 2.1

Definitions. For purposes of this Agreement:

(a) “Affiliate” means, with respect to any Person, (i) any other Person of which securities or other ownership interests representing more than 50% of the voting interests are, at the time such determination is being made, owned, Controlled or held, directly or indirectly, by such Person or (ii) any other Person which, at the time such determination is being made, is Controlling, Controlled by or under common Control with, such Person. As used herein, “Control”, whether used as a noun or verb, refers to the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of a Person, whether through the ownership of voting securities or otherwise.

(b) “Holder” means a Person that (i) is a party to this Agreement (or a permitted transferee under Section 2.12 hereof) and (ii) owns Registrable Securities; provided, however, that for purposes of this Agreement, Holders of Registrable Securities will not be required to convert their shares of Preferred Stock into Common Stock in order to exercise the registration rights granted hereunder, until immediately before the closing of the offering to which the registration relates.

(c) “FINRA” means the Financial Industry Regulatory Authority. .

(d) “Majority in Interest of Participating Holders” means Participating Holders owning a majority of the Registrable Securities included in a Registration Statement

(e) “Participating Holders” means Holders participating, or electing to participate, in an offering of Registrable Securities.

(f) “Person” means any individual, firm, corporation, company, partnership, trust, incorporated or unincorporated association, limited liability company, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of any such entity.

(g) “Registrable Securities” means any shares of Common Stock of the Company (i) issued or issuable upon conversion of the Series 1, Series A and Series B Preferred Stock; (ii) otherwise held or deemed held (by conversion or otherwise) by the Preferred Stockholders pursuant to any applicable right of first refusal or other purchase rights; (iii) issued in connection with the exercise of any warrants granted to the Preferred Stockholders and (iv) issued or issuable with respect to the securities referred to in clauses (i), (ii) and (iii) above by virtue of any stock dividends, stock splits, combinations, recapitalizations, mergers, consolidations and the like; provided, however, that shares of Common Stock that are considered to be Registrable Securities shall cease to be Registrable Securities (A) upon the sale thereof pursuant to an effective registration statement, (B) upon the sale thereof pursuant to Rule 144 (or successor rule) under the Securities Act, (C) when such securities cease to be outstanding or (D) when such securities are eligible for sale under Rule 144 without any holding period limits or volume limitations.

(h) “Registrable Securities then outstanding” means the number of shares of Common Stock determined by adding, at the time of such calculation, the number of outstanding shares of Common Stock which are Registrable Securities, plus the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are Registrable Securities.

(i) “Registration Expenses” mean all expenses (other than underwriting discounts and commissions) arising from or incident to the performance of, or compliance with, this ARTICLE II, including, without limitation, (i) SEC, stock exchange, FINRA and other registration and filing fees, (ii) all fees and expenses incurred in connection with complying with any securities or blue sky laws (including, without limitation, fees, charges and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, messenger and delivery expenses, (iv) the fees, charges and disbursements of counsel to the Company and of its independent public accountants and any other accounting and legal fees, charges and expenses incurred by the Company (including, without limitation, any expenses arising from any special audits or “comfort letters” required in connection with or incident to any registration), (v) the fees, charges and disbursements of any special experts retained by the Company in connection with any registration pursuant to the terms of this Agreement, (vi) all internal expenses of the Company (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (vii) the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or Nasdaq and (viii) Securities Act liability insurance (if the Company elects to obtain such insurance), regardless of whether any Registration Statement filed in connection with such registration is declared effective. “Registration Expenses” shall also include the reasonable fees, charges and disbursements of one (1) firm of counsel to all of the Participating Holders participating in any underwritten public offering pursuant to this ARTICLE II (which shall be selected by a Majority in Interest of the Participating Holders) in such amount not to exceed $20,000.

(j) “Registration Statement” shall mean any Registration Statement of the Company filed with the SEC on the appropriate form pursuant to the Securities Act which covers any of the shares of Common Stock and any other Registrable Securities pursuant to the provisions of this Agreement and all amendments and supplements to any such Registration Statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all materials incorporated by reference therein.

(k) “SEC” or “Commission” means the United States Securities and Exchange Commission.

(l) “Selling Expenses” shall mean the underwriting fees, discounts, selling commissions and stock transfer taxes applicable to all Registrable Securities registered by the Participating Holders.

Section 2.2

Demand Registration.

(a) Request by Holders. If the Company receives at any time commencing on the earliest of (i) the first anniversary of the date of this Agreement, (ii) the date that is 180 calendar days after the closing of the Company’s IPO, (iii) the completion by the Company of a merger, consolidation, sale, transfer, lease or other conveyance of all or substantially all of the assets or any other similar business combination or transaction with another company listed on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or the Nasdaq SmallCap Market, or (iv) the date upon which the Company becomes a reporting company under Section 12 or 15 of the Exchange Act other than in connection with the Company’s IPO, a written request from Holders (the “Requesting Holders”) that hold (A) at least 50% of the Registrable Securities then outstanding attributable to or originally attributable to the Series B Preferred Stock (or a lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed (x) in the event the Company is already a public company, $5,000,000 or (y) in the event the Company is not already a public company, $20,000,000 or (B) at least 50% of the Registrable Securities not attributable or originally attributable to the Series B Preferred Stock, that the Company register Registrable Securities held by Requesting Holders (in the case of a Series B demand, a “Series B Demand Request”, and in the case of a Non-Series B demand, a “Non-Series B Demand Request” and either, a “Demand Request”), then the Company shall, within ten (10) calendar days after receipt of such Demand Request, give written notice of such request (“Request Notice”) to all Holders. Each Demand Request shall (x) specify the number of Registrable Securities that the Requesting Holders intend to sell or dispose of, (y) state the intended method or methods of sale or disposition of the Registrable Securities and (z) specify the expected price range (net of underwriting discounts and commissions) acceptable to the Requesting Holders to be received for such Registrable Securities. Following receipt of a Demand Request, the Company shall:

(i) cause to be filed, as soon as practicable, but in any event within 90 calendar days of the date of delivery to the Company of the Demand Request, a Registration Statement covering such Registrable Securities which the Company has been so requested to register by the Requesting Holders and other Holders who request to the Company that their Registrable Securities be registered within 20 calendar days of the mailing of the Request Notice, providing for the registration under the Securities Act of such Registrable Securities to the extent necessary to permit the disposition of such Registrable Securities in accordance with the intended method of distribution specified in such Demand Request;

(ii) use its best efforts to have such Registration Statement declared effective by the SEC as soon as practicable thereafter; and

(iii) refrain from filing any other Registration Statements, other than pursuant to a Registration Statement on Form S-4 or S-8 (or similar or successor forms), with respect to any other securities of the Company until such date which is 120 calendar days following effectiveness of the Registration Statement filed in response to the Demand Request.

(b) Effective Registration Statement. A registration requested pursuant to this ARTICLE II shall not be deemed to have been effected (i) unless a Registration Statement with respect thereto has become effective and remained effective in compliance with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement until such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition by the Holders thereof set forth in such Registration Statement; (ii) if, after it has become effective, such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any reason and has not thereafter become effective, or if the offering of Registrable Securities is not consummated for any reason, including, without limitation, if the underwriters of an underwritten public offering advise the Participating Holders that the Registrable Securities cannot be sold at a net price per share equal to or above the minimum net price identified in the Demand Request; (iii) if the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such registration are not satisfied or waived; or (iv) if the amount of Registrable Securities of Requesting Holders included in the registration are cut back to fewer than 50% of the Registrable Securities originally requested to be registered unless such cut back is the result of comments received from the Securities and Exchange Commission.

(c) Selection of Underwriters; Priority for Demand Registrations.

(i) In the event the Requesting Holders intend to distribute the Registrable Securities covered by the Demand Request by means of an underwriting, they shall so advise the Company as part of the Demand Request and the Company shall include such information in the Request Notice. The managing underwriter for such underwriting shall be one or more reputable nationally recognized investment banks selected by Requesting Holders owning a majority of the Registrable Securities included in such Registration Statement (a “Majority in Interest of the Requesting Holders”) subject to the approval of the Company, which approval shall not be unreasonably withheld, delayed or conditioned. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided in this Section 2.2(c). All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting.

(ii) Notwithstanding any other provision of this ARTICLE II, if the managing underwriter of an underwritten public offering determines and advises the Participating Holders and the Company in writing that the inclusion of all securities proposed to be included by the Company and any other holders of Company securities requesting inclusion of their securities in the underwritten public offering other than the Participating Holders would materially and adversely interfere with the successful marketing of the Registrable Securities, then the Company and the other holders of Company securities shall not be permitted to include any securities in excess of the amount, if any, of securities which the managing underwriter of such underwritten public offering shall reasonably and in good faith agree in writing to include in such public offering in addition to the amount of Registrable Securities to be registered for accounts of the Participating Holders. If the managing underwriter concludes that less than all of the Registrable Securities which the Participating Holders propose to include in the offering can be successfully sold in the offering, the managing underwriter will be obligated to include in such Registration Statement, as to each Participating Holder, only that portion of the Registrable Securities such Participating Holder has requested be registered equal to the ratio which such Participating Holder’s requested Registrable Securities bears to the total number of Registrable Securities requested to be included in such Registration Statement by all Participating Holders who have requested that their Registrable Securities be included in such Registration Statement; provided, however, that the number of Registrable Securities requested to be included in such offering by a Participating Holder shall not be reduced until all Registrable Securities proposed to be registered by any Participating Holder who is either a founder, officer, director or employee of the Company are first entirely eliminated from the offering.

(d) Limitations on Demand Registrations.

(i) The Company may delay making a filing of a Registration Statement or taking action in connection therewith by not more than 60 calendar days after receipt of the Demand Request if the Company provides a written certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company to the Holders, prior to the time it would otherwise have been required to file such Registration Statement or take such action pursuant to this Section 2.2, stating that the Board has determined in good faith that it would be seriously detrimental to the Company and its stockholders if such Registration Statement (or an amendment thereto) were filed and such Registration Statement (or amendment) were to become effective, or remain effective for the time otherwise required for such Registration Statement to remain effective, because such action either would (A) materially adversely affect a significant financing, acquisition, disposition, merger or other material transaction, (B) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential or (C) render the Company unable to comply with requirements under the Securities Act or the Exchange Act (each, a “Valid Business Reason”) and that it is therefore essential to defer the filing of the Registration Statement; provided, however, that such right to delay a Demand Request shall be exercised by the Company not more than once in any 12 month period and the Company shall only have the right to delay a Demand Request so long as such Valid Business Reason exists, and during such time the Company may not file a Registration Statement for securities to be issued and sold for its own account or for that of anyone other than the Holders.

(ii) The Company shall only be obligated to effect two (2) Series B Demand Requests and two (2) Non-Series B Demand Requests pursuant to this Section 2.2 and the Holders agree not to make a Demand Request any earlier than six (6) months after the effective date of a Registration Statement relating to a previous Demand Request. If the underwriter of such registration determines that marketing factors require a limitation on the aggregate amount of securities sold on the market, the underwriter may cut back the requesting Holders pro rata, based on the number of Registrable Securities for which such Holders requested registration. Cutbacks will be made first against all shares of stock being sold which are not Registrable Securities. Once all such shares have been cut back, all shares of Registrable Securities will be cut back pro-rata based upon the total number of shares of Registrable Securities requested to be registered by each Holder.

(e) Cancellation of Registration. A Majority in Interest of the Requesting Holders shall have the right to cancel a proposed registration of Registrable Securities pursuant to this Section 2.2 when, (i) in their discretion, market conditions are so unfavorable as to be seriously detrimental to an offering pursuant to such registration or (ii) the request for cancellation is based upon material adverse information relating to the Company that is different from the information known to the Requesting Holders at the time of the Demand Request. Such cancellation of a registration shall not be counted as one of the two (2) Series B Demand Requests or Non-Series B Demand Requests, as applicable, and notwithstanding anything to the contrary in the Agreement, the Company shall be responsible for the expenses of the Participating Holders incurred in connection with the registration prior to the time of cancellation.

Section 2.3

Piggyback Registrations.

(a) Right to Include Registrable Securities. Each time after the Company’s IPO that the Company proposes for any reason to register any of its Common Stock under the Securities Act, either for its own account or for the account of a stockholder or stockholders exercising demand registration rights (other than the Form S-3 Demand pursuant to Section 2.4 hereof or under a registration statement on Form S-8 or S-4) (a “Proposed Registration”), the Company shall promptly give written notice of such Proposed Registration to all of the Holders of Registrable Securities (which notice shall be given not less than thirty (30) calendar days prior to the expected effective date of the Company’s Registration Statement) and shall offer such Holders the right to request inclusion of any of such Holder’s Registrable Securities in the Proposed Registration; provided, however, that the Holders shall have no right to include Registrable Securities in a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction. No registration pursuant to this Section 2.3 shall relieve the Company of its obligation to register Registrable Securities pursuant to a Demand Request, as contemplated by Section 2.2 hereof. The rights to piggyback registration may be exercised an unlimited number of occasions.

(b) Piggyback Procedure. Each Holder of Registrable Securities shall have ten (10) calendar days from the date of receipt of the Company’s notice referred to in Section 2.3(a) above to deliver to the Company a written request specifying the number of Registrable Securities such Holder intends to sell and such Holder’s intended method of disposition. Any Holder shall have the right to withdraw such Holder’s request for inclusion of such Holder’s Registrable Securities in any Registration Statement pursuant to this Section 2.3 by giving written notice to the Company of such withdrawal. Subject to Section 2.3(c) below, the Company shall use its best efforts to include in such Registration Statement all such Registrable Securities so requested to be included therein; provided, however, that the Company may at any time withdraw or cease proceeding with any such Proposed Registration if it shall at the same time withdraw or cease proceeding with the registration of all other shares of Common Stock originally proposed to be registered.

(c) Priority for Piggyback Registration. Notwithstanding any other provision of this ARTICLE II, if the managing underwriter of an underwritten public offering determines and advises the Company and the Participating Holders in writing that the inclusion of all Registrable Securities proposed to be included by the Participating Holders of Registrable Securities in the underwritten public offering would materially and adversely interfere with the successful marketing of the Company’s securities, then the Participating Holders shall not be permitted to include any Registrable Securities in excess of the amount, if any, of Registrable Securities which the managing underwriter of such underwritten public offering shall reasonably and in good faith agree in writing to include in such public offering in addition to the amount of securities to be registered for the account of the Company. In no event shall any Registrable Securities be excluded from such offering unless all other stockholders’ securities are excluded other than those stockholder’s making the demand, if any. The Company will be obligated to include in such Registration Statement, as to each Participating Holder, only that portion of the Registrable Securities such Participating Holder has requested be registered equal to the product of (i) the total number of Registrable Securities which the managing underwriter agrees to include in the public offering and (ii) the ratio which such Participating Holder’s requested Registrable Securities bears to the total number of Registrable Securities requested to be included in such Registration Statement by all Participating Holders who have requested that their Registrable Securities be included in such Registration Statement. It is acknowledged by the parties hereto that pursuant to the foregoing provision, the securities to be included in a registration initiated by the Company shall be allocated as set forth below (with cutbacks, if any, being made in reverse order) :

(i) first, to the Company;

(ii) second, to the Participating Holders who are Purchasers;

(iii) third, pari passu to the Participating Holders other than the Purchasers; and

(iv) fourth, to any others requesting registration of securities of the Company.

Notwithstanding the foregoing, in no event shall the amount of securities of the Participating Holders included in the offering be reduced below 50% of the total amount of securities included in the offering, unless such offering is the IPO, in which case the Participating Holders may be excluded below this amount if the underwriters make the determination described above and no other stockholders securities are included in such offering. If as a result of the provisions of this Section 2.3(c), any Holder shall not be entitled to include more than 50% of its Registrable Securities in a registration that such Holder has requested to be so included, such Holder may withdraw such Holder’s request to include Registrable Securities in such Registration Statement.

(d) Underwritten Offering. In the event the Proposed Registration by the Company is, in whole or in part, an underwritten public offering of securities of the Company, any notice from the Company to the Holders under this Section 2.3 shall offer the Holders the right to include any Registrable Securities covered by the Proposed Registration in the underwriting on the same terms and conditions as the shares, if any, otherwise being sold through underwriters under such registration. The managing underwriter for any Proposed Registration that involves an underwritten public offering shall be one or more reputable nationally recognized investment banks selected by the Company.

Section 2.4

Form S-3 Registration. Any Holder (an “Initiating Form S-3 Holder”) may request at any time following the Company’s IPO that the Company file a Registration Statement under the Securities Act on Form S-3 (or similar or successor form) covering the sale or other distribution of all or any portion of the Registrable Securities held by such Initiating Form S-3 Holder pursuant to Rule 415 under the Securities Act (“Form S-3 Demand”) if (i) the reasonably anticipated aggregate gross proceeds from the sale of such Registrable Securities would equal or exceed $1,000,000, (ii) the Company is a registrant qualified to use Form S-3 (or any similar or successor form) to register such Registrable Securities and (iii) the plan of distribution of the Registrable Securities is other than pursuant to an underwritten public offering. If such conditions are met, the Company shall use its best efforts to register under the Securities Act on Form S-3 (or any similar or successor form) at the earliest practicable date, for sale in accordance with the method of disposition specified in the Form S-3 Demand, the number of Registrable Securities specified in such Form S-3 Demand. In connection with a Form S-3 Demand, the Company agrees to include in the prospectus included in any Registration Statement on Form S-3, such material describing the Company and intended to facilitate the sale of securities being so registered as is reasonably requested for inclusion therein by the Initiating Form S-3 Holders, whether or not the rules applicable to preparation of Form S-3 require the inclusion of such information. Notwithstanding the foregoing, the Company may delay making a filing of a Registration Statement or taking action in connection therewith by not more than 60 calendar days after receipt of the Form S-3 Demand Request if the Company provides a written certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company to the Initiating Form S-3 Holders, prior to the time it would otherwise have been required to file such Registration Statement or take such action pursuant to this Section 2.4, stating that the Board has determined in good faith that a Valid Business Reason exists to defer the filing of the Registration Statement; provided, however, that such right to delay a Form S-3 Demand Request shall be exercised by the Company not more than once in any 12 month period and the Company shall only have the right to delay a Form S-3 Demand Request so long as such Valid Business Reason exists, and during such time, the Company may not file a Registration Statement for securities to be issued and sold for its own account or for that of anyone other than the Holders. Form S-3 Demands will not be deemed to be Demand Requests as described in Section 2.2 hereof and Holders shall have the right to request an unlimited number of Form S-3 Demands.

Section 2.5

Holdback Agreements.

(a) Restrictions on Public Sale by Holders. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed 180 calendar days) (the “Lock-Up Period”) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise; provided, however, that if any other holder of securities of the Company is or becomes subject to a shorter Lock-Up Period or receives more advantageous terms relating to the Lock-Up Period under any lock-up agreement (including but not limited to as a result of any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters), then the Lock-Up Period shall be such shorter period and also on such more advantageous terms. The provisions of this Section 2.5(a) shall not apply to the sale of any shares to an underwriter pursuant to an underwritten offering and shall only apply if all of the Company’s directors, officers and stockholders owning five percent or more of the Company’s fully diluted voting stock have signed lock-up agreements with the managing underwriter. Any such lock-up agreements signed by the Holders shall contain reasonable and customary exceptions, including, without limitation, the right of a Holder to make transfers to certain Affiliates and transfers related to shares of Common Stock owned by Holders as a result of open market purchases made following the closing of the IPO.

(b) Restrictions on Public Sale by the Company. The Company agrees not to effect any public sale or distribution of any securities for its own account (except pursuant to registrations on Form S-4 or S-8 or any similar or successor form) during the Lock-Up Period, to the extent reasonably requested by the managing underwriter (except for securities being sold by the Company for its own account under such Registration Statement).

Section 2.6

Registration Procedures.

(a) Obligations of the Company. Whenever registration of Registrable Securities is required pursuant to this Agreement, the Company shall use its best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method of distribution thereof as promptly as possible, and in connection with any such request, the Company shall, as expeditiously as possible:

(i) Preparation of Registration Statement; Effectiveness. Prepare and file with the SEC (in any event not later than 90 calendar days after receipt of a Demand Request to file a Registration Statement with respect to Registrable Securities, a Registration Statement on any form on which the Company then qualifies, which counsel for the Company shall deem appropriate and pursuant to which such offering may be made in accordance with the intended method of distribution thereof (except that the Registration Statement shall contain such information as may reasonably be requested for marketing or other purposes by the managing underwriter), and use its best efforts to cause any registration required hereunder to become effective as soon as practicable after the initial filing thereof and remain effective for a period of not less than 180 calendar days (or such shorter period in which all Registrable Securities have been sold in accordance with the methods of distribution set forth in the Registration Statement); provided, however, that, in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 180 calendar day period shall be extended, if necessary, to keep the Registration Statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis;

(ii) Participation in Preparation. Provide any Participating Holder, any underwriter participating in any disposition pursuant to a Registration Statement, and any attorney, accountant or other agent retained by any Participating Holder or underwriter (each, an “Inspector” and, collectively, the “Inspectors”), the opportunity to participate (including, but not limited to, reviewing, commenting on and attending all meetings) in the preparation of such Registration Statement, each prospectus included therein or filed with the SEC and each amendment or supplement thereto;

(iii) Due Diligence. For a reasonable period prior to the filing of any Registration Statement pursuant to this Agreement, make available for inspection and copying by the Inspectors such financial and other information and books and records, pertinent corporate documents and properties of the Company and its Subsidiaries and cause the officers, directors, employees, counsel and independent certified public accountants of the Company and its Subsidiaries to respond to such inquiries and to supply all information reasonably requested by any such Inspector in connection with such Registration Statement, as shall be reasonably necessary, in the judgment of the Inspectors, to conduct a reasonable investigation within the meaning of the Securities Act;

(iv) General Notifications. Promptly notify in writing the Participating Holders, the sales or placement agent, if any, therefor and the managing underwriter of the securities being sold, (A) when such Registration Statement or the prospectus included therein or any prospectus amendment or supplement or post-effective amendment has been filed, and, with respect to any such Registration Statement or any post-effective amendment, when the same has become effective, (B) when the SEC notifies the Company whether there will be a “review” of such Registration Statement and (C) of any comments (oral or written) by the SEC and by the blue sky or securities commissioner or regulator of any state with respect thereto or (D) of any request by the SEC for any amendments or supplements to such Registration Statement or the prospectus or for additional information;

(v) 10b-5 Notification. Promptly notify in writing the Participating Holders, the sales or placement agent, if any, therefor and the managing underwriter of the securities being sold pursuant to any Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act upon discovery that, or upon the happening of any event as a result of which, any prospectus included in such Registration Statement (or amendment or supplement thereto) contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and the Company shall promptly prepare a supplement or amendment to such prospectus and file it with the SEC (in any event no later than ten calendar days following notice of the occurrence of such event to each Participating Holder, the sales or placement agent and the managing underwriter) so that after delivery of such prospectus, as so amended or supplemented, to the purchasers of such Registrable Securities, such prospectus, as so amended or supplemented, shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made;

(vi) Notification of Stop Orders; Suspensions of Qualifications and Exemptions. Promptly notify in writing the Participating Holders, the sales or placement agent, if any, therefor and the managing underwriter of the securities being sold of the issuance by the SEC of (A) any stop order issued or threatened to be issued by the SEC or (B) any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose and the Company agrees to use its best efforts to (x) prevent the issuance of any such stop order, and in the event of such issuance, to obtain the withdrawal of any such stop order and (y) obtain the withdrawal of any order suspending or preventing the use of any related prospectus or suspending the \qualification of any Registrable Securities included in such Registration Statement for sale in any jurisdiction at the earliest practicable date;

(vii) Amendments and Supplements; Acceleration. (A) Prepare and file with the SEC such amendments and supplements to each Registration Statement as may be necessary to comply with the provisions of the Securities Act, including post-effective amendments to each Registration Statement as may be necessary to keep such Registration Statement continuously effective for the applicable time period required hereunder and if applicable, file any Registration Statements pursuant to Rule 462(b) under the Securities Act; (B) cause the related prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) promulgated under the Securities Act; (C) comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement as so amended or in such prospectus as so supplemented; and (D) if a Majority in Interest of the Participating Holders so request, request acceleration of effectiveness of the Registration Statement from the SEC and any post-effective amendments thereto, if any are filed; provided, however, that at the time of such request, the Company does not in good faith believe that it is necessary to amend further the Registration Statement in order to comply with the provisions of this subparagraph and, provided, further, if the Company wishes to further amend the Registration Statement prior to requesting acceleration, it shall have five calendar days to so amend prior to requesting acceleration;

(viii) Copies. Furnish as promptly as practicable to each Participating Holder and Inspector prior to filing a Registration Statement or any supplement or amendment thereto, copies of such Registration Statement, supplement or amendment as it is proposed to be filed, and after such filing such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included in such Registration Statement (including each preliminary prospectus) and such other documents as each such Participating Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Participating Holder;

(ix) Blue Sky. Use its best efforts to, prior to any public offering of the Registrable Securities, register or qualify (or seek an exemption from registration or qualifications) such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any Participating Holder or underwriter may request, and to continue such qualification in effect in each such jurisdiction for as long as is permissible pursuant to the laws of such jurisdiction, or for as long as a Participating Holder or underwriter requests or until all of such Registrable Securities are sold, whichever is shortest, and do any and all other acts and things which may be reasonably necessary or advisable to enable any Participating Holder to consummate the disposition in such jurisdictions of the Registrable Securities;

(x) Other Approvals. Use its best efforts to obtain all other approvals, consents, exemptions or authorizations from such governmental agencies or authorities as may be necessary to enable the Participating Holders and underwriters to consummate the disposition of Registrable Securities;

(xi) Agreements. Enter into and perform customary agreements (including any underwriting agreements in customary form), and take such other actions as may be reasonably required in order to expedite or facilitate the disposition of Registrable Securities;

(xii) “Cold Comfort” Letter. If requested by the Participating Holders, obtain a “cold comfort” letter from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by “cold comfort” letter as the managing underwriter may reasonably request, and reasonably satisfactory to a Majority in Interest of the Participating Holders;

(xiii) “Legal Opinion. Furnish, at the request of any underwriter of Registrable Securities on the date such securities are delivered to the underwriters for sale pursuant to such registration, an opinion, dated such date, of counsel representing the Company for the purposes of such registration, addressed to the Holders, and the placement agent or sales agent, if any, thereof and the underwriters, if any, thereof, covering such legal matters with respect to the registration in respect of which such opinion is being given as such underwriter may reasonably request and as are customarily included in such opinions, and reasonably satisfactory to a Majority in Interest of the Participating Holders;

(xiv) SEC Compliance, Earnings Statement. Use its best efforts to comply with all applicable rules and regulations of the SEC and make available to its shareholders, as soon as reasonably practicable, but no later than eighteen (18) months after the effective date of any Registration Statement, an earnings statement covering a period of 12 months beginning after the effective date of such Registration Statement, in a manner which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(xv) Certificates, Closing. Provide officers’ certificates and other customary closing documents;

(xvi) FINRA. Cooperate with each Participating Holder and each underwriter participating in the disposition of such Registrable Securities and underwriters’ counsel in connection with any filings required to be made with the FINRA;

(xvii) Road Show. Cause appropriate officers as are requested by a managing underwriter to participate in a “road show” or similar marketing effort being conducted by such underwriter with respect to an underwritten public offering;

(xviii) Listing. Use its best efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and if not so listed, to be authorized for quotation on the FINRA automated quotation system;

(xix) Transfer Agent, Registrar and CUSIP. Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereto and a CUSIP number for all such Registrable Securities, in each case, no later than the effective date of such registration; and

(xx) Best Efforts. Use its best efforts to take all other actions necessary to effect the registration of the Registrable Securities contemplated hereby.

(b) Seller Information. The Company may require each Participating Holder as to which any registration of such Holder’s Registrable Securities is being effected to furnish to the Company with such information regarding such Participating Holder and such Participating Holder’s method of distribution of such Registrable Securities as the Company may from time to time reasonably request in writing.

(c) Notice to Discontinue. Each Participating Holder whose Registrable Securities are covered by a Registration Statement filed pursuant to this Agreement agrees that, upon receipt of written notice from the Company of the happening of any event of the kind described in Section 2.6(a)(v), such Participating Holder shall forthwith discontinue the disposition of Registrable Securities until such Participating Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.6(a)(v) or until it is advised in writing by the Company that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings which are incorporated by reference into the prospectus, and, if so directed by the Company in the case of an event described in Section 2.6(a)(v), such Participating Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Participating Holder’s possession, of the prospectus covering such Registrable Securities which is current at the time of receipt of such notice. If the Company shall give any such notice, the Company shall extend the period during which such Registration Statement is to be maintained effective by the number of days during the period from and including the date of the giving of such notice pursuant to Section 2.6(a)(v) to and including the date when the Participating Holder shall have received the copies of the supplemented or amended prospectus contemplated by, and meeting the requirements of, Section 2.6(a)(v).

Section 2.7

Registration Expenses. Except as otherwise provided herein, all Registration Expenses shall be borne by the Company, including, without limitation, reasonable attorneys’ fees for one counsel to the holders of Series B Preferred not to exceed $10,000; provided, however, that, unless Holders owning a majority of the Registrable Securities then outstanding agree to forfeit their right to one Demand Request, the Company shall not be required to pay for any Registration Expenses of any registration commenced as a result of a Demand Request that is subsequently withdrawn or canceled by at least a Majority in Interest of the Participating Holders, in which case the Participating Holders shall bear such Registration Expenses pro rata on the basis of the number of Registrable Securities proposed to be registered for their respective accounts; and, provided further, however, if a withdrawal or cancellation of the registration is pursuant to Section 2.2(e), then the Participating Holders shall not be required to pay any Registration Expenses in connection with such registration and shall retain their rights pursuant to Section 2.2. All Selling Expenses relating to Registrable Securities registered shall be borne by the Participating Holders of such Registrable Securities pro rata on the basis of the number of Registrable Securities so registered.

Section 2.8

Indemnification.

(a) Indemnification by the Company. In the event any Registrable Securities are included in a Registration Statement, the Company will indemnify and hold harmless to the fullest extent permitted by law each Holder, each of its directors, officers, employees, advisors, agents, stockholders, members, general partners and limited partners (and the directors, officers, employees, advisors, agents, stockholders, members, general partners and limited partners thereof), their respective Affiliates and each Person who controls (within the meaning of the Securities Act or the Exchange Act) any of such Persons, and each underwriter and each Person who controls (within the meaning of the Securities Act or the Exchange Act) any underwriter (collectively, “Company Indemnified Parties”) from and against any and all losses, claims, damages, expenses (including, without limitation, reasonable costs of investigation and fees, disbursements and other charges of counsel, any amounts paid in settlement effected with the Company’s consent, which consent shall not be unreasonably withheld or delayed, and any costs incurred in enforcing the Company’s indemnification obligations hereunder) or other liabilities (collectively, “Losses”) to which any such Company Indemnified Party may become subject under the Securities Act, the Exchange Act, any other federal, state or foreign law or any rule or regulation promulgated thereunder, or under any common law or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) are resulting from or arising out of or based upon (i) any untrue, or alleged untrue, statement of a material fact contained in any Registration Statement, including any prospectus or preliminary prospectus contained therein or any amendments or supplements thereto, or any document incorporated by reference in any of the foregoing or resulting from or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made), not misleading or (ii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any other federal law, any state or foreign securities law, or any rule or regulation promulgated under any of the foregoing laws, relating to the offer or sale of the Registrable Securities, and in any such case the Company will promptly reimburse each such Company Indemnified Party for any legal and any other Losses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability, action or investigation or proceeding (collectively, a “Claim”). Such indemnity obligation shall remain in full force and effect regardless of any investigation made by or on behalf of the Company Indemnified Parties and shall survive the transfer of Registrable Securities by such Company Indemnified Parties.

(b) Indemnification by Holders. In connection with any proposed registration in which a Holder is participating pursuant to this Agreement, each such Holder shall furnish to the Company in writing such information with respect to such Holder as the Company may reasonably request or as may be required by law for use in connection with any Registration Statement or prospectus or preliminary prospectus to be used in connection with such registration and each Holder agrees, severally and not jointly, to indemnify and hold harmless the Company, any underwriter retained by the Company, any other Holder selling securities in such Registration Statement and their respective directors, officers, partners, employees, advisors, agents, stockholders, members, general partners and limited partners, and their respective Affiliates, and each Person who controls (within the meaning of the Securities Act or the Exchange Act) any of such Persons (collectively, “Holder Indemnified Parties”) to the same extent as the foregoing indemnity from the Company to the Holders as set forth in Section 2.8(a) (subject to the exceptions set forth in the foregoing indemnity, the proviso to this sentence and applicable law), but only with respect to any such information furnished in writing by such Holder expressly for use in such Registration Statement; provided, however, that the liability of any Holder under this Section 2.8(b) shall be limited to the amount of the net proceeds received by such Holder in the offering giving rise to such liability. Such indemnity obligation shall remain in full force and effect regardless of any investigation made by or on behalf of the Holder Indemnified Parties and shall survive the transfer of Registrable Securities by such Holder.

(c) Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder (the “Indemnified Party”) agrees to give prompt written notice to the indemnifying party (the “Indemnifying Party”) after the receipt by the Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided, however, that, the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party hereunder unless and to the extent such Indemnifying Party is materially prejudiced by such failure. If notice of commencement of any such action is given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such Indemnified Party. The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party agrees to pay the same, (ii) the Indemnifying Party fails to assume the defense of such action with counsel satisfactory to the Indemnified Party in its reasonable judgment or (iii) the Indemnified Party reasonably believes that the joint representation of the Indemnified Party and any other party in such proceeding (including but not limited to the Indemnifying Party) would be inappropriate due to actual or potential differing interests between such Indemnified Party and the other party represented by the same counsel. In the case of clause (ii) above and (iii) above, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party. No Indemnifying Party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (A) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (B) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of any Indemnified Party. The rights afforded to any Indemnified Party hereunder shall be in addition to any rights that such Indemnified Party may have at common law, by separate agreement or otherwise.

(d) Contribution. If the indemnification provided for in this Section 2.8 from the Indemnifying Party is unavailable or insufficient to hold harmless an Indemnified Party in respect of any Losses referred to herein, then the Indemnifying Party, in lieu of indemnifying the Indemnified Party, shall contribute to the amount paid or payable by the Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party, as well as any other relevant equitable considerations. The relative faults of the Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the Indemnifying Party’s and Indemnified Party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 2.8(d) shall be limited to the amount of the net proceeds received by such Holder in the offering giving rise to such liability. The amount paid or payable by a party as a result of the Losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Section 2.8(a), Section 2.8(b) and Section 2.8(c), any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.8(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 2.8(d) from any Person who was not guilty of such fraudulent misrepresentation.

(e) The obligations of the Company and Holders under this ARTICLE II shall survive the completion of any offering of Registrable Securities pursuant to a registration statement under this ARTICLE II, and shall survive the termination of this Agreement.

Section 2.9

Rule 144 and Rule 144A; Other Exemptions. With a view to making available to the Holders the benefits of Rule 144 and Rule 144A promulgated under the Securities Act and other rules and regulations of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration, the Company covenants that it will (i) file in a timely manner all reports and other documents required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder and (ii) take such further action as each Holder may reasonably request (including, but not limited to, providing any information necessary to comply with Rule 144 and Rule 144A, if available with respect to resales of the Registrable Securities under the Securities Act), at all times from and after the date which is 90 calendar days following the Company’s IPO, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (x) Rule 144 and Rule 144A (if available with respect to resales of the Registrable Securities) under the Securities Act, as such rules may be amended from time to time or (y) any other rules or regulations now existing or hereafter adopted by the SEC. Upon the written request of a Holder, the Company shall deliver to the Holder a written statement as to whether it has complied with such requirements. The Company will use its best efforts to assist a Holder in facilitating private sales of Registrable Securities by, among other things, providing officers’ certificates and other customary closing documents reasonably requested by a Holder.

Section 2.10

Certain Limitations On Registration Rights. No Holder may participate in any Registration Statement hereunder involving an underwritten public offering unless such Holder completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, and other documents reasonably required under the terms of the underwriting arrangements made in connection with such Registration Statement and agrees to sell such Holder’s Registrable Securities on the basis provided in any underwriting agreement approved by the Holder or Holders entitled hereunder to approve such arrangements; provided, however, that no such Holder shall be required to make any representations or warranties to the Company or the underwriters in connection with any such registration other than representations and warranties as to (i) such Holder’s ownership of its Registrable Securities to be sold or transferred, (ii) such Holder’s power and authority to effect such transfer and (iii) such matters pertaining to compliance with securities laws as may be reasonably requested. Such Holders of Registrable Securities to be sold by such underwriters may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of the Company to and for the benefit of such underwriters, shall also be made to and for the benefit of such Holders and that any or all of the conditions precedent to the obligations of the underwriters under the underwriting agreement be conditions precedent to the obligations of the Holders.

Section 2.11

Limitations on Subsequent Registration Rights. Except as set forth on Schedule 2.11 hereto, the Company represents and warrants that it has not granted registration rights prior to the date hereof and agrees that from and after the date of this Agreement, it shall not, without the prior written consent of the Holders of at least 66-2/3% of the Registrable Securities then outstanding, enter into any agreement (or amendment or waiver of the provisions of any agreement) with any holder or prospective holder of any securities of the Company that would grant such holder registration rights that are more favorable, pari passu or senior to those granted to the Preferred Stockholders hereunder.

Section 2.12

Transfer of Registration Rights. The rights of a Holder hereunder may be transferred or assigned in connection with a transfer of Registrable Securities to (i) any Affiliate of a Holder, (ii) any Subsidiary, parent, general partner, limited partner, stockholder or member of a Holder, (iii) any family member or trust for the benefit of any Holder, or (iv) any transferee who, after such transfer, holds at least 100,000 shares of Registrable Securities (as adjusted for any stock dividends, stock splits, combinations, recapitalizations and similar events). Notwithstanding the foregoing, such rights may only be transferred or assigned provided that all of the following additional conditions are satisfied: (a) such transfer or assignment is effected in accordance with applicable securities laws; (b) such transferee or assignee agrees in writing to become subject to the terms of this Agreement (including but not limited to the restrictions on disposition of Registrable Securities); and (c) the Company is given written notice by such Holder of such transfer or assignment, stating the name and address of the transferee or assignee and identifying the Registrable Securities with respect to which such rights are being transferred or assigned.

Section 2.13

Termination of Registration Rights. The rights contained in Section 2.2, Section 2.3, Section 2.4 and Section 2.11 hereof shall terminate five (5) years from the effective date of the Company’s first Registration Statement for a public offering of securities of the Company.

Section 2.14

Registration MFN. The Company shall covenant and agree to grant the Holders of Series B Preferred Stock the same registration rights as those granted to investors in the Company’s next round of equity financing, to the extent that such rights are superior or more favorable than those granted to the Series B Preferred Stock in this round.

ARTICLE III.

PURCHASE RIGHTS

Section 3.1

General. Each Holder of Registrable Securities, and any party to whom the rights of such Holder of Registrable Securities under this ARTICLE III have been duly assigned in accordance with this Agreement (each such Holder or assignee hereinafter referred to as a “Rights Holder”), has the right to purchase such Rights Holder’s Pro Rata Share (as defined in this Section 3.1), of all or any part of any New Securities (as defined in Section 3.2 hereof), that the Company may from time to time issue after the date of this Agreement. A Rights Holder’s “Pro Rata Share” for purposes of this right is the ratio of (a) the number of Registrable Securities as to which such Rights Holder is the Holder (and/or is deemed to be the Holder under Section 2.1(b) hereof) to (b) the sum of the total number of shares of the Company’s Common Stock then outstanding, the number of shares of the Company’s Common Stock issuable upon conversion of the then outstanding Preferred Stock, and the number of shares of the Company’s Common Stock issuable upon conversion or exercise of then outstanding securities other than the Preferred Stock.

Section 3.2

New Securities. For purposes of this ARTICLE III, “New Securities” means any of the Company’s capital stock, whether now authorized or not, and rights, options or warrants to purchase such capital stock and securities of any type whatsoever that are, or may become, convertible into, exercisable for or exchangeable into such capital stock; provided, however, that the term “New Securities” does not include securities issued or issuable:

(a) upon conversion of shares of Series 1 Preferred Stock, Series A Preferred Stock or Series B Preferred Stock;

(b) to officers, directors, consultants or employees of the Company pursuant to stock option or stock purchase plans or agreements, which plan or agreement has been approved by affirmative vote of a majority of the Board, which majority shall include a majority of the directors elected by the Series 1, Series A and Series B Preferred Stock; provided that any such issuances, in the aggregate, equal less than 10% of the outstanding shares of Common Stock of the Company on the Initial Closing Date (as such term defined in the Company’s Third Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on or about the date hereof (the “Restated Certificate”), calculated on a fully diluted basis, subject to adjustment for stock dividends, stock splits, combinations, recapitalizations and similar events, unless otherwise unanimously approved by the Board;

(c) in connection with bona fide, arm’s length bank financings, corporate partnering transactions, joint ventures, manufacturing agreements, sponsored research, equipment leases equipment leases or acquisitions of intellectual property rights or assets whether directly or through the acquisition of equity on terms approved by affirmative vote of a majority of the Board, which majority shall include a majority of the directors elected by the Series 1, Series A and Series B Preferred Stock; provided that such transactions are primarily for purposes other than equity financing; and provided, further, that any such issuances, in the aggregate, equal less than 10% of the outstanding shares of Common Stock of the Company on the Initial Series B Issuance Date (calculated on a fully diluted basis, as adjusted for stock dividends, stock splits, combinations, recapitalizations and similar events), unless otherwise unanimously approved by the Board;

(d) in a subdivision to which Section 4(e) of Article IV.A. of the Restated Certificate applies, a dividend or distribution to which Section 4(f) of Article IV.A. of the Restated Certificate applies or a recapitalization, reclassification, reorganization, merger, consolidation or sale to which Section 4(h) of Article IV.A. of the Restated Certificate applies;

(e) to the public pursuant to a registration statement filed under the Securities Act;

(f) pursuant to the acquisition of another Person by the Company by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, the business or all or substantially all of the assets of such other Person or 50% or more of the voting power of such other Person or 50% or more of the equity ownership of such other Person; or

(g) any right, option or warrant to acquire any securities excluded from the definition of New Securities, pursuant to subsections (a) through (f).

(h) with respect to the holders of Series B-1 Preferred Stock issued at the Initial Closing, shares of Series B-2 Preferred Stock or Warrants exercisable for Series B-1 Preferred Stock issued at the Second Closing.

Section 3.3

Procedure. The Company will give each Rights Holder at least 20 calendar days prior written notice of the Company’s intention to issue New Securities (the “New Securities Notice”), describing the type and amount of New Securities to be issued and the price and the general terms and conditions upon which the Company proposes to issue such New Securities. Each Rights Holder may purchase any or all of such Rights Holder’s Pro Rata Share of such New Securities, by delivering to the Company, within 15 calendar days after the date of mailing of any such New Securities Notice by the Company, a written notice specifying such number of New Securities which such Rights Holder desires to purchase (which may be all or any part of such New Securities), for the price and upon the general terms and conditions specified in the New Securities Notice. If any Rights Holder fails to notify the Company in writing within such 15 calendar day period of its election to purchase any or all of such Rights Holder’s Pro Rata Share of an offering of New Securities (a “Nonpurchasing Holder”), then such Nonpurchasing Holder will forfeit the right hereunder to purchase that part of such Rights Holder’s Pro Rata Share of such New Securities that such Rights Holder did not agree to purchase. If any Rights Holder fails to elect to purchase the full amount of such Rights Holder’s Pro Rata Share of the New Securities, the Company shall give notice of such failure to the Rights Holders who did so elect (the “Purchasing Holders”). Such notice may be made by telephone if confirmed in writing within two (2) calendar days. A Purchasing Holder shall have five (5) calendar days from the date such notice was given to such Purchasing Holder to notify the Company in writing of its election to purchase its pro rata portion of the total number of New Securities not subscribed for by the Nonpurchasing Holders.

Each Purchasing Holder’s pro rata portion thereof shall be equal to the sum of the number of shares of Common Stock held by such Purchasing Holder plus the number of shares of Common Stock into which all shares of Preferred Stock held by such Purchasing Holder are convertible on the date of the New Securities Notice, as a percentage of the total number of shares of Common Stock held by all Purchasing Holders plus the number of shares of Common Stock into which all shares of Preferred Stock held by all such Purchasing Holders are convertible on the date of the New Securities Notice.

Section 3.4

Failure To Exercise. In the event that the Rights Holders fail to exercise in full the purchase right within such 15 calendar day period, then the Company will have 60 calendar days thereafter to sell the New Securities with respect to which the Rights Holders’ rights hereunder were not exercised, at a price and upon terms and conditions not more favorable to the purchasers thereof than specified in the New Securities Notice to the Rights Holders. In the event that the Company has not issued and sold the New Securities within such 60 calendar day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Rights Holders pursuant to this ARTICLE III.

Section 3.5

Termination. The rights set forth in this ARTICLE III shall terminate immediately prior to consummation of a Qualified Public Offering (as such term is defined in the Restated Certificate) or upon the earlier occurrence of either (a) the liquidation, dissolution or winding up of the Company (either voluntary or involuntary) or (b) the acquisition of the Company by another Person by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, other combination or consolidation) or a sale, transfer, lease or other conveyance of all or substantially all of the assets of the Company unless, in the case of such acquisition or sale, the Company’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Company’s acquisition or sale or otherwise), hold greater than 50% of the voting power of the surviving or acquiring entity.

Section 3.6

Assignment. The rights set forth in this ARTICLE III may not be assigned or transferred, except that in each case subject to Section 5.3 hereof, the rights of a Rights Holder hereunder may be transferred or assigned in connection with a transfer of Registrable Securities to (i) any Affiliate of a Rights Holder, (ii) any Subsidiary, parent, general partner, limited partner, stockholder or member of a Rights Holder, (iii) any family member or trust for the benefit of any Rights Holder, or (iv) any transferee who, after such transfer, holds at least 100,000 shares of Registrable Securities (as adjusted for any stock dividends, stock splits, combinations, recapitalizations and similar events). Notwithstanding the foregoing, such rights may only be transferred or assigned provided that all of the following additional conditions are satisfied: (a) such transfer or assignment is effected in accordance with applicable securities laws; (b) such transferee or assignee agrees in writing to become subject to the terms of this Agreement; and (c) the Company is given written notice by such Rights Holder of such transfer or assignment, stating the name and address of the transferee or assignee and identifying the Registrable Securities with respect to which such rights are being transferred or assigned.

ARTICLE IV.

COVENANTS OF THE COMPANY

The Company covenants with the Purchasers as follows, unless otherwise permitted by written consent of holders of Series B Preferred Stock owning not less than a majority of the Series B Preferred Stock outstanding at the time such consent is sought:

Section 4.1

Corporate Existence. The Company will preserve and maintain, and, except as otherwise permitted by Section 4.11, cause each Subsidiary to preserve and maintain, its corporate or other existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified, and cause each Subsidiary to qualify, and remain qualified, as a foreign entity in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership or lease of its properties.

Section 4.2

Preservation of Property and Assets. The Company will use its best efforts to secure, preserve and maintain, and cause any Subsidiary to use its best efforts to secure, preserve and maintain, all licenses and other rights to use patents, processes, licenses, permits, trademarks, trade names, inventions, copyrights or other intellectual property rights owned or possessed by it and deemed by the Company to be material to the conduct of its business or the business of any Subsidiary. The Company will also use its best efforts to maintain and preserve, and cause each Subsidiary to use its best efforts to maintain and preserve, all of its other properties and assets necessary for the proper conduct of its business, in good repair, working order and condition, ordinary wear and tear excepted and, from time to time, make all necessary and proper repairs, renewals, replacements, additions and improvements thereto; and the Company and its Subsidiaries will at all times comply with each provision of all leases to which any of them is a party or under which any of them occupies property if the breach of such provision might have a material adverse effect on the business, assets, liabilities, prospects, condition, financial or otherwise, or operations of the Company and its Subsidiaries, taken as a whole (“Material Adverse Effect”).

Section 4.3

Properties, Business, Insurance. Within 120 calendar days from the Initial Closing (as defined in the Purchase Agreement), the Company will (a) obtain and maintain and cause each of its Subsidiaries to maintain as to its respective properties and business, with financially sound and reputable insurers, insurance against such casualties and contingencies and of such types and in such amounts as is customary for companies similarly situated; and (b) use its best efforts to maintain in effect a “key person” life insurance policy on the life of Jeff Wolf (so long as such person remains an employee of the Company), with proceeds in the amount of $2,000,000 which are payable to the order of the Company. The Company will not cause or permit any assignment or change in beneficiary and will not borrow against any such policy. If requested by Purchasers holding at least a majority of the then outstanding Series B Preferred Stock, the Company will add one designee of such Purchasers as a notice party for such policy and shall request that the issuer of such policy provide such designee with ten calendar days notice before such policy is terminated (for failure to pay premiums or otherwise) or assigned or before any change is made in the beneficiary thereof.

Section 4.4

Directors and Officers Insurance and Indemnification. The Company will obtain and maintain customary directors’ and officers’ liability insurance and will at all times exercise the powers granted to it by its Restated Certificate, its Bylaws, and by applicable law to indemnify and hold harmless to the fullest extent permitted by applicable law present or former directors and officers of the Company against any threatened or actual claim, action, suit, proceeding or investigation made against them arising from their service in such capacities (or service in such capacities for another enterprise at the request of the Company).

Section 4.5

Inspection, Consultation and Advice. The Company will permit, and cause each of its Subsidiaries to permit, each holder of Series B Preferred Stock, at their own expense, and such Persons as it may designate, to visit and inspect any of the properties of the Company and any Subsidiary, examine their books and take copies and extracts therefrom, discuss the affairs, finances and accounts of the Company and any Subsidiary with their officers, employees and public accountants (and the Company hereby authorizes said accountants to discuss with such holder and such designees such affairs, finances and accounts), and consult with and advise the management of the Company and any Subsidiary as to the Company’s affairs, finances and accounts, all at reasonable times and upon reasonable notice.

Section 4.6

Expenses of Directors. The Company will promptly reimburse in full each director of the Company who is not an employee of the Company and who was elected as a director and/or designated as an Observer solely or in part by the holders of the Series B Preferred Stock, for all of his or her reasonable out-of-pocket expenses incurred in attending each meeting of the Board or any committee thereof.

Section 4.7

Payment of Taxes; Trade Debt. The Company will pay and discharge, and cause each Subsidiary to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income, profits or business, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of the Company or any Subsidiary; provided, however, that neither the Company nor any Subsidiary will be required to pay any such tax, assessment, charge, levy or claim which is being contested or extended in good faith and by appropriate proceedings if the Company or any Subsidiary has set aside on its books sufficient reserves, if any, with respect thereto. The Company will pay and cause any Subsidiary to pay, when due, or in conformity with customary trade terms, all lease obligations, all trade debt, and all other indebtedness incident to the operations of the Company or any Subsidiary, except such as are being contested in good faith and by proper proceedings if the Company or Subsidiary concerned has set aside on its books sufficient reserves, if any, with respect thereto.

Section 4.8

Internal Accounting Controls. The Company will devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with Company management’s general or specific authorization, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and to maintain accountability for assets, (c) access to assets is permitted only in accordance with Company management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.9

Keeping of Records and Books of Account. The Company will keep, and cause each Subsidiary to keep, adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Company and each Subsidiary, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

Section 4.10

Activities of Subsidiaries. The Company will not, and will not permit any Subsidiary to, organize or acquire any entity, or acquire any equity interest in any entity, unless such entity is a Subsidiary that is (i) wholly-owned (directly or indirectly) by the company or one of its Subsidiaries or (ii) at least eighty percent (80%) owned by the Company or one of its Subsidiaries and the other holders of such Subsidiary are either universities, inventors or pharmaceutical partners that receive their equity stake in such Subsidiary as consideration for their contribution of assets to such Subsidiary. The Company will not permit any Subsidiary to consolidate or merge, or sell or transfer all or substantially all of its assets, except that any Subsidiary may (i) consolidate or merge into or with or sell or transfer assets to any other wholly-owned Subsidiary of the Company, or (ii) merge into or sell or transfer assets to the Company. The Company will not permit any Subsidiary to purchase or set aside any sums for the purchase of, or pay any dividend or make any distribution on, any shares of its stock, except for dividends or other distributions payable to the Company or another wholly-owned Subsidiary.

Section 4.11

Compliance with Laws. The Company will comply, and cause each Subsidiary to comply, with all applicable laws, rules, regulations and orders, unless such noncompliance would not be reasonably expected to cause a Material Adverse Effect.

Section 4.12

Change in Nature of Business. The Company will not make, or permit any Subsidiary to make, any material change in the nature of its business as currently conducted and proposed to be conducted by the Company, or enter into the ownership, active management or operation of any business other than the business of the Company as it is carried out as of the date of this Agreement.

Section 4.13

PFIC Covenant. The Company and any Subsidiary will monitor its respective status as to whether it is a Passive Foreign Investor Company (a “PFIC”) or a Controlled Foreign Corporation (a “CFC”) , and the Company will promptly notify each Purchaser the Company or any of its Subsidiaries is treated as a PFIC or a CFC at any time. If at any time either the Company or any Subsidiary becomes a PFIC, such entity will, at its sole expense, provide the Purchasers with such information and take such other actions as may be necessary to permit the Purchasers to make a timely election under Section 1295 of the Code to treat the Company as a “qualified electing fund.” Further, at the request of any Purchaser, the Company will, at the Company’s expense, timely provide such Purchaser with any information that such Purchaser reasonably requests for purposes of completing United State federal, state or local income tax returns, including, without limitation, with respect to the status as a CFC of the Company or any Subsidiary.

Section 4.14

Preferred Stock Covenant. The Company agrees to treat the Series B Preferred Stock as stock that participates in the corporate growth of the Company to a significant extent within the meaning of Treasury Regulation Section 1.305-5(a), and hence will not treat the Series B Preferred Stock as “preferred stock” for purposes of the Code.

Section 4.15

Publicity. Except as required by law , rule or regulation, the Company will not issue or cause the publication of any press release, advertisement or other public communication relating to (a) any of the Purchasers (or any of the Purchasers’ Affiliates) or (b) this Agreement or any of the other Transaction Documents, without the Purchaser’s prior written consent.

Section 4.16

Board of Directors. Until the time of effectiveness of a Qualified Public Offering (as defined in the Restated Certificate), the Company will take all appropriate actions to fix and maintain a Board of seven persons, who will be elected in accordance with the terms of the Restated Certificate.

Section 4.17

Termination of Covenants. The covenants set forth in this ARTICLE IV will terminate and be of no further force and effect upon the earliest of (a) closing of the Company’s Qualified Public Offering, (b) occurrence of a Liquidation Event, or (c) at such time that the Company first becomes subject to the periodic reporting requirements of Section 13 or 15(d) of the Exchange Act.

ARTICLE V.

GENERAL PROVISIONS

Section 5.1

Survival of Agreements; Termination of Stockholders’ Agreement.

(a) All covenants, agreements, representations and warranties made in any of the Transaction Documents or any certificate or instrument delivered to the Purchasers pursuant to or in connection with any of the Transaction Documents (as defined in the Purchase Agreement) will survive the execution and delivery of all of the Transaction Documents, the issuance, sale and delivery of the Series B Preferred Stock, and the issuance and delivery of the Conversion Shares, and all statements contained in any certificate or other instrument delivered by the Company hereunder or thereunder or in connection herewith or therewith will be deemed to constitute representations and warranties made by the Company.

(b) Effective upon the execution and delivery of this Agreement and the other Transaction Documents by all the parties thereto, the Stockholders’ Agreement will terminate and of no further force and effect.

Section 5.2

Entire Agreement. This Agreement, together with the Schedules hereto and any certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof. Except as provided in Section 5.3, there are no third party beneficiaries having rights under or with respect to this Agreement.

Section 5.3

Assignment; Binding Effect. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties; provided, however, that without the consent of any other party hereto the rights of a Preferred Stockholder hereunder are assignable (a) to any other Preferred Stockholders or (b) to an assignee or transferee who acquires all shares, as adjusted for stock dividends, stock splits, combinations, recapitalizations and similar events, of the Preferred Stock then owned by such Preferred Stockholder, and, upon such assignment and transfer, any such transferee shall be deemed, for purposes of this Agreement, to be a “Purchaser”, a “Series 1 Preferred Holder”, or “Series A Preferred Holder”, as the case may be depending on whether the transferee acquired the Preferred Stock from a Purchaser, a Series 1 Preferred Holder or a Series A Preferred Holder; provided further, however, that for any such transfer to be deemed effective, the transferee shall have executed and delivered an adoption agreement substantially in the form attached hereto as Exhibit A. All of the terms, agreements, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors and permitted assigns and transferees.

Section 5.4

Notices. All notices, requests and other communications provided for or permitted to be given under this Agreement must be in writing and be given by personal delivery, by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, or by facsimile transmission, as follows (or to such other address as any party may give in a notice given in accordance with the provisions hereof):

If to a Purchaser, to the address for such Purchaser set

forth on Schedule 1 hereto.

If to a Series 1 or Series A Holder, to the address for such Series

1 or Series A Holder set forth on Schedule 2 hereto.

If to the Company:

Heat Biologics, Inc.

100 Europa Drive, Suite 420

Chapel Hill, North Carolina 27517

Phone: 919-240-7133

Attn: Jeff Wolf

With a copy to (which does not constitute notice):

Life Sciences Law

870 Martin Luther King, Jr. Blvd.

Chapel Hill, NC 27514

Phone: 919-933-4990

Attention: Sheila Mikhail

All notices, requests or other communications will be effective and deemed given only as follows: (i) if given by personal delivery, upon such personal delivery, (ii) if sent by certified or registered mail, on the fifth business day after being deposited in the United States mail, (iii) if sent for next day delivery by overnight delivery service, on the date of delivery as confirmed by written confirmation of delivery, (iv) if sent by facsimile, upon the transmitter’s confirmation of receipt of such facsimile transmission, except that if such confirmation is received after 5:00 p.m. (in the recipient’s time zone) on a business day, or is received on a day that is not a business day, then such notice, request or communication will not be deemed effective or given until the next succeeding business day. Notices, requests and other communications sent in any other manner, including by electronic mail, will not be effective.

Section 5.5

Specific Performance; Remedies. Each party acknowledges and agrees that the other parties would be damaged irreparably if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its provisions in any action or proceeding instituted in any state or federal court sitting in New Castle County, Delaware having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at law or in equity. Except as expressly provided herein, nothing herein will be considered an election of remedies.

Section 5.6

Arbitration. All parties shall resolve all disputes, controversies and differences which may arise between the parties, out of or in relation to or in connection with this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, after discussion in good faith attempting to reach an amicable solution. Provided that such disputes, controversies and differences remain unsettled after discussion between the parties, all parties agree that those unsettled matter(s) shall be finally settled by arbitration in New York, New York in accordance with the latest Rules of the American Arbitration Association. Such arbitration shall be conducted by one arbitrator appointed as follows: each party will appoint one arbitrator and the appointed arbitrators shall appoint the deciding arbitrator. The decision of the tribunal shall be final and may not be appealed. The arbitral tribunal may, in its discretion award fees and costs as part of its award. Judgment on the arbitral award may be entered by any court of competent jurisdiction, including any court that has jurisdiction over either of the party or any of their assets. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law principles.

Section 5.7

Governing Law.

This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law principles.

Section 5.8

Headings. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

Section 5.9

Amendments. The Company will amend Schedule 1 and Schedule 2 hereto promptly to reflect additional Purchasers and Persons becoming Series 1 and Series A Preferred Holders subsequent to the date hereof or permitted transfers as contemplated by this Agreement. An amendment or modification to any provision this Agreement will require the written consent of (a) the Company; (b) the holders of at least 66-2/3% of the outstanding shares of Series B Preferred Stock, voting as a separate class on an as-converted basis and (c) the holders of at least a majority of the outstanding shares of Series 1 and Series A Preferred Stock, voting as a separate class on an as-converted basis.

Section 5.10

Extensions; Waivers. Any party may, for itself only, (a) extend the time for the performance of any of the obligations of any other party under this Agreement, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any such extension or waiver will be valid only if set forth in a writing signed by the party to be bound thereby. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence. Neither the failure nor any delay on the part of any party to exercise any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of the same or of any other right or remedy.

Section 5.11

Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party or to any circumstance, is judicially determined not to be enforceable in accordance with its terms, the parties agree that the court judicially making such determination may modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its modified form, such provision will then be enforceable and will be enforced.

Section 5.12

Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 5.13

Construction. This Agreement has been freely and fairly negotiated among the parties. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Any reference to any law will be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any party has breached any covenant contained herein in any respect, the fact that there exists another covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached will not detract from or mitigate the fact that the party is in breach of the first covenant.

Section 5.14

Attorneys’ Fees. If any dispute among any parties arises in connection with this Agreement, the prevailing party in the resolution of such dispute in any action or proceeding will be entitled to an order awarding full recovery of reasonable attorneys’ fees and expenses, costs and expenses (including experts’ fees and expenses and the costs of enforcing this Section 5.14) incurred in connection therewith, including court costs, from the non-prevailing party.

Section 5.15

Adjustments for Stock Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of the Company’s capital stock of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock, the specific number of shares so referenced in this Agreement will automatically be proportionally adjusted to reflect the effect of such subdivision, combination or stock dividend on the outstanding shares of such class or series of stock.

Section 5.16

Aggregation of Stock. All shares of Common Stock owned or acquired by any Preferred Stockholder or its Affiliated entities or persons (assuming full conversion, exchange and exercise of all convertible, exchangeable and exercisable securities into Common Stock) shall be aggregated together for the purpose of determining the availability of any right under this Agreement.

Section 5.17

Legend on Share Certificates. Each certificate representing any shares of the Company’s capital stock subject to this Agreement, and any certificates representing shares of the Company’s capital stock which may be issued in the future to Existing Stockholders or to the Purchasers, shall be endorsed by the Company with a legend reading substantially as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO AN INVESTORS’ RIGHTS AGREEMENT (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE ISSUER), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID INVESTORS’ RIGHTS AGREEMENT.”

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Investors Rights Agreement as of the day and year indicated above.

COMPANY:	HEAT BIOLOGICS, INC.

By:
Name:
Title:

PURCHASER:
Address for Notices:	_____________________________________ INSERT NAME OF PURCHASER
___________________________________ ___________________________________ ___________________________________ Attn: ______________________________	By: ______________________________ Name: Title:

EVERY HOLDER OF THE COMPANY’S CAPITAL STOCK MUST SEPARATELY SIGN THIS AGREEMENT IN EACH AND EVERY CAPACITY IN WHICH SUCH HOLDER OWNS SHARES (I.E. AS A PURCHASER, A SERIES 1 PREFERRED HOLDER, A SERIES A PREFERRED HOLDER, AND/OR STOCKHOLDER.)

SERIES 1 PREFERRED HOLDER:
Address for Notices:	_____________________________________ INSERT NAME OF SERIES 1 PREFERRED HOLDER
___________________________________ ___________________________________ ___________________________________ Attn: ______________________________	By: ______________________________ Name: Title:

EVERY HOLDER OF THE COMPANY’S CAPITAL STOCK MUST SEPARATELY SIGN THIS AGREEMENT IN EACH AND EVERY CAPACITY IN WHICH SUCH HOLDER OWNS SHARES (I.E. AS A PURCHASER, A SERIES 1 PREFERRED HOLDER, A SERIES A PREFERRED HOLDER, AND/OR STOCKHOLDER.)

SERIES A PREFERRED HOLDER:
Address for Notices:	_____________________________________ INSERT NAME OF SERIES A PREFERRED HOLDER
___________________________________ ___________________________________ ___________________________________ Attn: ______________________________	By: ______________________________ Name: Title:

EVERY HOLDER OF THE COMPANY’S CAPITAL STOCK MUST SEPARATELY SIGN THIS AGREEMENT IN EACH AND EVERY CAPACITY IN WHICH SUCH HOLDER OWNS SHARES (I.E. AS A PURCHASER, A SERIES 1 PREFERRED HOLDER, A SERIES A PREFERRED HOLDER, AND/OR STOCKHOLDER.)

SCHEDULE 1

PURCHASERS

[To be provided within 20 calendar days of Initial Closing]

SCHEDULE 2

SERIES 1 AND SERIES A PREFERRED HOLDERS

[To be provided within 20 calendar days of Initial Closing]

SCHEDULE 2.11

REGISTRATION RIGHTS

Square 1 Bank

Series A and Series 1 Preferred Stockholders

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned (the “Transferee”) pursuant to the terms of that certain Investors’ Rights Agreement dated as of March 25, 2013 (the “Agreement”) by and among the Company and certain of its stockholders. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Transferee agrees as follows:

(a)	Acknowledgment. The Transferee acknowledges that the Transferee is acquiring certain shares of the capital stock of the Company (the “Stock”), subject to the terms and conditions of the Agreement;
(b)

Agreement. The Transferee: (i) agrees that the Stock acquired by the Transferee, and any Stock acquired by the Transferee in the future, shall be bound by and subject to the terms of the Agreement, and (ii) hereby adopts the Agreement with the same force and effect as if the Transferee were originally a party thereto; and

(c)	Notice. Any notice required or permitted by the Agreement shall be given to the Transferee at the address listed beside the Transferee’s signature below.

EXECUTED AND DATED this ______ day of _____________, 201__.

TRANSFEREE:

Name:
Title:
Address:
Facsimile:

Accepted and Agreed:

HEAT BIOLOGICS, INC.

By:______________________________

Name:

Title: